ALLSTATE LIFE INSURANCE COMPANY

Supplement Dated August 5, 2016, to the
Following Prospectuses:

RightFit, dated March 10, 2015
ChoiceRate Annuity, dated October 29, 2014
Scheduled Asset Manager Annuity, dated October 29, 2014
Custom Plus Annuity, dated November 11, 2014
Custom Annuity, dated November 11, 2014
Choice Plus Annuity, dated November 11, 2014

On August 5, 2016, our home office address will change. Your prospectus is amended to replace all references to our old home office address with our new home office address, shown below.  Please keep this information with your prospectus or in a safe place.

Our new home office address is as follows:

Allstate Life Insurance Company
    3075 Sanders Road
        Northbrook, IL 60062-7127